Exhibit 4.1

AMENDMENT
TO
RIGHTS AGREEMENT

This Amendment to Rights Agreement, dated as of May 9, 2013 (this “Amendment”), is by and between CHRISTOPHER & BANKS CORPORATION, a Delaware corporation (the “Company”), and BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., as successor to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of July 5, 2012, (as amended, the “Rights Agreement”);

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of any registered holders of  shares of Common Stock;

WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement as provided in this Amendment; and

WHEREAS, the Rights Agent has agreed to execute any supplement or amendment to the Rights Agreement if the Company delivers to the Rights Agent a certificate stating that such amendment or supplement complies with Section 27 of the Rights Agreement, and the Company has delivered such a certificate with respect to this Amendment to the Rights Agent.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Rights Agent hereby agree as follows:

Section 1.  Certain Definitions.  Capitalized terms used in this Amendment but not otherwise defined shall have the meanings given to such terms in the Rights Agreement.

Section 2.  Amendments.

A.            Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.  Exercise of Rights:  Purchase Price; Expiration Date of Rights.

(a)           The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purposes, together with payment of the Purchase Price for each one one-thousandth of one share of the Preferred

Stock (or other securities, cash or assets, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on May 9, 2013 (the “Expiration Date”), or (ii) the date on, and time at, which the Rights are redeemed as provided in Section 23 (“Redemption Date”), or (iii) the time at which such Rights are exchanged as provided for in Section 24.

B.            Exhibit B (Form of Right Certificate, Form of Assignment and Form of Election to Purchase) and Exhibit C (Summary of Rights to Purchase Preferred Stock) to the Rights Agreement are hereby amended to replace the words “July 5, 2014” with the words “May 9, 2013” in all places where such words appear.

Section 3.  Effective Date; Remaining Terms.  This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  Notwithstanding the foregoing, each of the Company and the Rights Agent acknowledges and agrees that, at the close of business on the Expiration Date (as defined in this Amendment), the Rights Agreement shall terminate and be of no further force and effect.  In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

Section 4.  Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.  Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 6.  Descriptive Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 7.  Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 8.  Further Assurances. Each of the parties to this Amendment shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Luke R. Komarek
	Name:	Luke R. Komarek
	Title	Senior Vice President, General Counsel

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:	/s/ James O’Regan
	Name:	James O’Regan
	Title	Vice President